Exhibit 99.2

CONSENT TO BEING NAMED AS A PROSPECTIVE DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Tree.com (the “Registrant”) in the section entitled “Management of Tree.com” in the prospectus forming a part of a registration statement on Form S-1 to be filed by the Registrant with the U.S. Securities and Exchange Commission, as amended from time to time.

/s/Joseph Levin